EXHIBIT 21

Subsidiaries of Registrant (1)

Name (2)	Place of Incorporation	Percentage of Voting Securities of Subsidiaries Owned by Registrant as of December 31, 2002
B-R Holdings, Inc.	Virginia	100%
Charles Burton Builders, Inc.	Maryland	100%
Investment Company of B&R, Inc.	Delaware	100%
Sudley Corporation	Virginia	100%
WMC Management Co., Inc.	District of Columbia	100%
B&R Waterfront Properties, LLC	District of Columbia	54%
Washington Business Park (Twelve Limited Liability Companies)	Delaware	80%
Ft. Hill Office Associates, LLC	Virginia	80%
Springfield Realty Investors, LLC	Virginia	100%
1925 K Street Associates, LLC	District of Columbia	85%
Madison Building, Inc.	Delaware	24.875%
Waterside Associates, LLC	District of Columbia	100%
EGAP Corporation	Maryland	100%
Maplewood Manor Convalescent Center	Pennsylvania	100%
Redwood Commercial Management, LLC	Virginia	50%
Charlestown North Owner, LLC	Delaware	100%

(1)	Included in the consolidated financial statements as significant subsidiaries.
(2)	The names of certain subsidiaries have been omitted because, considered in the aggregate as a single entity, they do not constitute a significant subsidiary.